Exhibit 99.1

Ionis Pharmaceuticals Appoints Damien McDevitt as Chief Business Officer

Carlsbad, Calif., June 18, 2018 – Ionis Pharmaceuticals, Inc. (Nasdaq: IONS) today announced that Damien McDevitt, Ph.D. has joined the company as chief business officer. In his role, Dr. McDevitt will serve as a member of Ionis’ executive leadership team and will provide strategic guidance and lead Ionis' corporate development activities, including corporate communications, business development, patient advocacy, competitive intelligence and alliance management.

“Damien is a highly experienced and accomplished leader in the pharmaceutical industry. His strong background in both science and business enable him to contribute broadly in all areas of the company,” said Brett P. Monia, chief operating officer and senior vice president, translational medicine. “His leadership will be invaluable as we continue to advance our large pipeline of Ionis-owned and partnered programs, maximize the commercial success of our drugs and optimize our participation in their commercial success. I am excited about the wealth of experience that Damien brings to Ionis, which will be instrumental as we become a multi-product, sustainably profitable company.”

“I am joining Ionis at an exciting time. Just this year, Ionis has seen its first commercial drug for a neurological disease, SPINRAZA, reach blockbuster status. Ionis is continuing to build on this momentum with the planned launches of two new drugs this year and readouts from multiple important clinical studies in the near term from its robust pipeline of over 40 first-in-class or best-in-class drugs across multiple therapeutic areas,” said Dr. McDevitt. “I look forward to applying my business and operational experience to complement and augment Ionis’ goals to not only be the leader in antisense technology, but also a leader in the biotech industry, bringing important medicines to patients.”

Dr. McDevitt joins Ionis from ACADIA Pharmaceuticals, where he served as senior vice president, corporate development. Prior to joining ACADIA, Dr. McDevitt was at GSK for more than two decades, where he was instrumental in over 70 global business development transactions involving multiple therapeutic areas, including severe and rare and neuromuscular diseases, among others. He served in various roles with increasing responsibility including vice president, head of business development for R&D Extended Therapy Areas, head of Worldwide Business Development Asia and head of GSK’s R&D West Coast Innovation Center. He also worked at GSK Ventures and in anti-infective discovery. Dr. McDevitt is an author of 70 scientific publications and published patents. He attended Trinity College in Dublin, Ireland, where he earned his Ph.D. and undergraduate degree, both in microbiology.

ABOUT IONIS PHARMACEUTICALS, INC.
Ionis is the leading company in RNA-targeted drug discovery and development focused on developing drugs for patients who have the highest unmet medical needs, such as those patients with severe and rare diseases. Using its proprietary antisense technology, Ionis has created a large pipeline of first-in-class or best-in-class drugs, with over 45 drugs in development. SPINRAZA® (nusinersen) has been approved in global markets for the treatment of spinal muscular atrophy (SMA). Biogen is responsible for commercializing SPINRAZA. TEGSEDI™ (inotersen) and WAYLIVRA™ (volanesorsen) are two antisense drugs that Ionis discovered and successfully advanced through Phase 3 studies. TEGSEDI is under regulatory review for marketing approval in the U.S., EU and Canada for the treatment of patients with hereditary ATTR, or hATTR, amyloidosis. WAYLIVRA is under regulatory review for marketing approval in the U.S., EU and Canada for the treatment of patients with familial chylomicronemia syndrome, or FCS. WAYLIVRA is also in a Phase 3 study in patients with familial partial lipodystrophy, or FPL. Akcea, an affiliate of Ionis focused on developing and commercializing drugs to treat patients with serious and rare diseases, will commercialize TEGSEDI and WAYLIVRA, if approved. Ionis' patents provide strong and extensive protection for its drugs and technology. Additional information about Ionis is available at www.ionispharma.com.

IONIS’ FORWARD-LOOKING STATEMENT
This press release includes forward-looking statements regarding the therapeutic and commercial potential of SPINRAZA, TEGSEDI (inotersen), WAYLIVRA (volanesorsen) and Ionis' technologies and products in development, including the business of Akcea Therapeutics, Inc., Ionis' majority owned subsidiary. Any statement describing Ionis' goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Ionis' forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis' forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis' programs are described in additional detail in Ionis' annual report on Form 10-K for the year ended December 31, 2017, and most recent Form 10-Q quarterly filing, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, "Ionis," "Company," "we," "our," and "us" refers to Ionis Pharmaceuticals and its subsidiaries.

Ionis Pharmaceuticals™ is a trademark of Ionis Pharmaceuticals, Inc. Akcea Therapeutics™ is a trademark of Akcea Therapeutics, Inc. TEGSEDI™ is a trademark of Akcea Therapeutics, Inc. WAYLIVRA™ is a trademark of Akcea Therapeutics, Inc. SPINRAZA® is a registered trademark of Biogen.

Ionis Pharmaceuticals Investor Contact:
D. Wade Walke, Ph.D.
Vice President, Investor Relations
760-603-2741

Ionis Pharmaceuticals Media Contact:
Roslyn Patterson
Vice President, Corporate Communications
760-603-2681

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